Exhibit 99.1

May 21, 2012

Re: TNP Strategic Retail Trust, Inc. – Estimated Value Per Share

Dear Advisors and Shareholders:

Thank you for your investment in TNP Strategic Retail Trust, Inc. (“SRT”). Thompson National Properties, LLC is pleased to provide this update on SRT.

SRT’s Board of Directors has determined a share valuation of $10.18 per share as of March 31, 2012, an increase from a share valuation of $10.14 as of December 31, 2011 and $10.08 as of September 30, 2011.

SRT’s portfolio continues to improve with the addition of quality assets during the first quarter of 2012. In an effort to quantify this improvement and enhance SRT’s transparency, SRT is providing an update to its previously determined share valuation. The estimated share value was determined by SRT’s Board of Directors based on information provided by SRT’s advisor as well as the Board of Directors’ experience with, and knowledge about, SRT’s real estate portfolio. SRT’s Board of Directors also engaged the services of Duff & Phelps LLC (“Duff & Phelps”), an independent valuation firm, to review the conclusions of market value for each of our properties. Please see the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 21, 2012 for a description of the methodology used to determine the estimated value per share and the limitations of the estimated value per share. We believe this share valuation demonstrates the quality and performance of SRT’s portfolio.

For your reference, we have enclosed our Quarterly Report on Form 10-Q for the period ended March 31, 2012. As of March 31, 2012, SRT had made 16 acquisitions, representing approximately 1,560,000 leasable square feet in 15 geographic markets, with overall portfolio occupancy of approximately 84.4%. Although we are pleased with SRT’s performance, we remain focused on the continued improvement in the performance of each asset and on maximizing the value of each property. We believe we are well-positioned to execute our business plan and investment objectives. During the three months ended March 31, 2012, SRT acquired five retail properties for an aggregate purchase price of approximately $48,325,000 and experienced a significant increase in revenues from the same period in the prior year. Revenues almost tripled to approximately $5 million as compared to the same three month period in the prior year. In addition, SRT has reported two straight quarters of positive MFFO. For more information on how MFFO is calculated, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Funds From Operations and Modified Funds From Operations” in the enclosed Quarterly Report on Form 10-Q.

The estimated value per share of SRT of $10.18 may not reflect the amount you would obtain if you were to sell your shares or if SRT liquidated its assets. Further, the value per share was calculated as of a moment in time and the value of SRT’s shares will fluctuate over time as a result of, among other things, future acquisitions or dispositions of assets (including acquisitions and dispositions that occurred after March 31, 2012), other developments related to individual assets and changes in the real estate and capital markets. SRT intends to provide an update to its estimated value per share as of June 30, 2012 in August 2012. As a result, you should not rely on the estimated value per share in making an investment decision.

For the reasons set forth above and due to the fact that SRT is still conducting its continuous public offering of common stock and remains in its acquisition phase, SRT’s Board of Directors has determined that it is not appropriate to revise the price at which shares are offered in its continuous public offering or under SRT’s distribution reinvestment plan and share redemption plan at this time; provided, however, that upon a death or disability of a stockholder, SRT will redeem shares at the most recently determined share valuation.

If you have any questions, we encourage you to speak with your financial advisor or please call me at (949) 375-5422. Thank you for your confidence and investment with SRT.

Sincerely,

/s/ Anthony W. “Tony” Thompson

Chairman & CEO

Enclosure

Important Disclosures

The estimated share value is based on a number of factors. The estimated share value of TNP Strategic Retail Trust, Inc. (“SRT”) as of March 31, 2012, takes into consideration certain assets and liabilities of SRT as of that date. It is only an estimate and contains a number of assumptions and estimates that may not be accurate or complete. No attempt was made to value the company as an enterprise. Further, this should not be viewed as the amount a stockholder would receive for a share of common stock in the event the company was to (1) list its shares in the future or (2) liquidate its assets and distribute the proceeds to its stockholders, since this valuation was not reduced by potential selling commissions or other costs of sale. There is no guarantee SRT will meet its stated investment objective. An investment in shares of SRT is illiquid. There is no current public market for the shares, and therefore, it can be difficult to sell the shares. Also, real estate markets fluctuate, and real estate values can change. For these reasons, stockholders should not assume that they will be able to obtain this estimated share value for their shares, either currently or at any time in the future.

This update contains forward-looking statements within the meaning of federal securities laws and regulations. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: an inability to obtain the estimated share value in any sale or disposition of the shares of SRT; an inability to identify appropriate options and funding for acquisitions and investments; volatility in the debt or equity markets affecting SRT’s ability to acquire or sell real estate assets; SRT’s inability to make interest and principal payments on its outstanding indebtedness; national and local economic and business conditions; the ability to maintain sufficient liquidity and SRT’s access to capital markets; the performance of real estate assets after they are acquired; and other risks and uncertainties associated with SRT’s business described in its filings with the Securities and Exchange Commission. Although SRT believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. SRT undertakes no obligation to update any forward-looking statement contained herein to conform the statement to actual results or changes in SRT’s expectations. This release should be read in conjunction with the consolidated financial statements and notes thereto included in SRT’s most recent reports on Form 10-K and Form 10-Q. Copies of these reports are available on our website and at www.sec.gov. This update shall not constitute an offer to sell or the solicitation of an offer to buy securities.